Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
August 31, 2006		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, August 31, 2006 - OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended August 26, 2006 compared with the same four-week period in 2005 changed by approximately:

Four weeks ended August 26, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-4.6%	-5.1%	-4.7%
Carrabba’s Italian Grills	-5.2%	n/a	-5.2%
Bonefish Grills	-1.2%	-7.7%	-1.7%
Fleming’s Prime Steakhouse and Wine Bars	2.4%	n/a	2.4%
Roy’s	-3.6%	n/a	-3.6%

Domestic average unit volumes
Outback Steakhouses	-4.6%	-5.2%	-4.7%
Carrabba’s Italian Grills	-7.4%	n/a	-7.4%
Bonefish Grills	-1.3%	-17.5%	-2.3%
Fleming’s Prime Steakhouse and Wine Bars	-0.6%	n/a	-0.6%
Roy’s	-4.1%	n/a	-4.1%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the four-week period include year to year menu price changes of approximately:

Four weeks ended August 26, 2006	Company-owned menu price changes (1)
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	0.6%
Bonefish Grills	0.8%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

The Company continued to note sales across all concepts were negatively impacted by weakness in casual dining segment traffic.

	Restaurants opened during the month ended August 31, 2006	Restaurants open as of August 31, 2006
Outback Steakhouses
Company-owned - domestic	4	681
Company-owned - international	1	115
Franchised and development joint venture - domestic	1	107
Franchised and development joint venture - international	-	44
Total	6	947
Carrabba's Italian Grills
Company-owned	5	217
Bonefish Grills
Company-owned	3	107
Franchised	-	7
Total	3	114
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	-	42
Roy’s
Company-owned	-	22
Cheeseburger in Paradise
Company-owned	1	37
Lee Roy Selmon’s
Company-owned	-	5
Blue Coral Seafood and Spirits
Company-owned	1	1

System-wide total	16	1,385

The OSI Restaurant Partners, Inc. restaurant system operates in 50 states and 21 countries internationally.

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